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                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

     Filed by the registrant [ ]

     Filed by a party other than the registrant [X]

     Check the appropriate box:

     [ ] Preliminary proxy statement.       [ ] Confidential, for use of the
                                                Commission only (as permitted by
                                                Rule 14a-6(e)(2).

     [ ] Definitive proxy statement.

     [X] Definitive additional materials.

     [ ] Soliciting material under Rule 14a-12.

                                Printware, Inc.
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                (Name of Registrant as Specified in Its Charter)

                      PYRAMID TRADING LIMITED PARTNERSHIP
                            OAKMONT INVESTMENTS, LLC
                                DANIEL B. ASHER
                                 GARY S. KOHLER
                               ANDREW J. REDLEAF
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    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.
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     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

                     THE SHAREHOLDERS' COMMITTEE TO IMPROVE
                          PRINTWARE SHAREHOLDER VALUE
                               (THE "COMMITTEE")
                            3033 EXCELSIOR BOULEVARD
                                   SUITE 300
                             MINNEAPOLIS, MN 55416
                                  612-253-6027

May 10, 2000
Dear Fellow Printware Shareholder:

By now you should have received our proxy materials seeking to replace the current members of the board of directors of Printware, Inc. ("Printware" or the "Company") with the Committee's nominees at the Annual Meeting of Shareholders that has been rescheduled to June 7, 2000. The Committee's slate of six new directors is committed to reversing the dramatic decline in shareholder value that has occurred in your company under the direction of the current board of directors. THE REASON FOR OUR SOLICITATION IS SIMPLE -- WE BELIEVE THAT NEW DIRECTION IS NEEDED AT PRINTWARE AND NEEDED NOW.

The Company has filed a definitive proxy statement and will also be seeking your vote and support. The Company's filing suggests that because we are "recent shareholders" of Printware stock, our interests are different from the interests of other shareholders. We want to assure you that although we are indeed "recent" Printware shareholders, our interests are the same as every other shareholder, even long suffering ones. We want you to know that we are long-term investors in Printware. Although the Company may try to convince you otherwise, we assure you we are NOT interested in short-term gains. Please look at the biographies, included in our proxy material, of our nominees. If our interest was in seeking a quick profit in the stock, we would not need -- nor would we receive -- the help of such a prominent group of nominees.

                        HOW LONG CAN WE AFFORD TO WAIT?

During the strongest bull market in history, the shareholders of Printware have watched helplessly as Printware's stock price eroded from over $6 per share in 1996 to as low as $2 1/4 on 12/31/99. During the same period, sales declined from $7.4 million in 1996 to $4.6 million in 1999.

                                          MONTHLY STOCK PRICE (HIGH, LOW, CLOSE)
[BAR GRAPH]

                                                          HIGH                         LOW                        CLOSE
                                                          ----                         ---                        -----
7/1/96                                                     5.25                           5                        5.25
                                                            5.5                           5                         5.5
                                                          6.125                         5.5                      6.0625
                                                         6.0625                       5.625                       5.625
11/1/96                                                   5.625                           5                           5
                                                              5                         4.5                         4.5
                                                           5.75                         4.5                         5.5
                                                            5.5                        4.25                        4.25
3/1/97                                                      4.5                           4                      4.1875
                                                           4.25                       3.875                       3.875
                                                          4.125                        3.75                        3.75
                                                          3.875                       3.125                       3.125
7/1/97                                                   3.6875                        3.25                      3.6875
                                                            4.5                         3.5                         4.5
                                                          4.875                        4.25                        4.25
                                                            4.5                      4.2969                       4.375
11/1/97                                                    4.25                       4.125                       4.125
                                                          4.125                        3.25                        3.25
                                                           3.25                      3.1875                        3.25
                                                         3.3125                       3.125                      3.1875
3/0/98                                                     3.75                      3.1875                         3.5
                                                         3.7031                         3.5                      3.7031
                                                         3.8125                      3.4375                      3.4375
                                                          3.375                        2.75                        2.75
7/1/98                                                     3.25                       2.875                       2.875
                                                              3                        2.75                       2.875
                                                         3.0625                       2.875                       2.875
                                                         2.9375                      2.8125                      2.9375
11/1/98                                                  3.0625                       2.875                       2.875
                                                              3                       2.875                      2.9375
                                                           3.25                      2.9375                        3.25
                                                           3.25                           3                      3.1562
3/1/99                                                    3.125                         2.5                         2.5
                                                          2.875                         2.5                         2.5
                                                          2.625                      2.2812                      2.2812
                                                          2.375                      2.2812                       2.375
7/1/99                                                      2.5                      2.4062                         2.5
                                                            2.5                      2.3125                      2.3125
                                                         2.3125                      2.3125                      2.3125
                                                         2.3125                      2.0312                      2.0312
11/1/99                                                  2.1875                      2.0312                      2.1875
                                                           2.25                      2.1562                        2.25
                                                         2.6875                      2.1875                         2.5
                                                            3.5                       2.375                       3.375
3/1/00                                                      3.5                      2.8125                       3.125
                                                         3.1875                      2.4375                      2.4375

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

While shareholders are suffering from this poor performance, management is profiting. Every year management awards themselves large stock option packages at the low market price, far below what we think is the intrinsic value of Printware. According to Annex A of management's proxy materials, in February of this year, after the most abysmal year in their history as a public company, after generating $1.0 million of operating losses, the incumbent board awarded management options on almost 5 percent of the Company. THE CURRENT BOARD HAS AWARDED CEO DANIEL BAKER 73,000 OPTIONS EVERY YEAR FOR THREE YEARS APPARENTLY WITHOUT REGARD TO THE COMPANY'S PERFORMANCE. We think this was not deserved, not effective oversight, irresponsible, and unfair to shareholders. Our view is that

               PRINTWARE ANNUAL REVENUES
[BAR GRAPH]

1995                                                                             8.39
1996                                                                             7.42
1997                                                                             6.99
1998                                                                                7
1999                                                                             4.62

management must have incentives to perform, but should be rewarded for success, and the incumbent board must be held accountable for this unfair situation.

                                  OUR MOTIVES

Since our first meeting with Printware late last year, the Company has regularly questioned our motives, and continues to call into question our motives in their recent proxy filings. Let us be very clear about our motives. We are Printware shareholders because we want to make money. We want to make money for all shareholders, and do so fairly, honestly, and in a manner that will protect our hard-earned reputations in the financial community, and the reputations of our board nominees. We believe strongly that there is indeed an opportunity for Printware shareholders to make money, but not with the current board of directors and the current management strategies. We think it will take time for us to make money on our investment in Printware and we intend to be shareholders for as long as it takes to realize full value for our investment. We hope you, a fellow shareholder, have a similar motive for owning Printware shares.

                        SOMETHING IS BROKEN AT PRINTWARE

We don't think Printware's current board has any idea what to do to fix the Company. In fact, they apparently don't even think that there is anything wrong at the Company. We strongly disagree. We point to the Company's lack of meaningful operating profits. WE BELIEVE THE STEADY DECLINE IN OPERATING PROFITS IS A CLEAR INDICATION THAT THE COMPANY IS NOT WINNING IN ITS ATTEMPT TO BE A LEADER IN THE COMPUTER-TO-PLATE INDUSTRY.

Why are we trying to take control of Printware's board? We think that if we don't change the Company's course now, they may systematically run through the $7.5 million cash and available-for-sale securities on the balance sheet without succeeding in building a profitable computer-to-plate business. We also question the Company's strategy of offering below market leases to customers to entice them to buy their product. We were led by management to believe that Printware's products were competitive in the market place. Now

               PRINTWARE OPERATING INCOME
[BAR GRAPH]

                                                                             MILLIONS ($)
                                                                             ------------
1995                                                                              1.55
1996                                                                              1.29
1997                                                                             0.967
1998                                                                             0.567
1999                                                                             -1.05

management is saying that to sell their plate setters they must bundle them with cheap financing and supply contracts. We are afraid that either the Company's products are not as attractive in the market place as we have been led to believe, or management has no idea how to manage sales and marketing. We want Printware to develop an effective and profitable way of selling their products.

We want to emphasize concern regarding Printware's leasing strategies. The Company has been offering below market leases of its equipment to customers since 1997. Leasing grew considerably in 1999, and as of

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

December 31, 1999, the Company had lease receivables outstanding of $2.47 million. Management has stated to us that they consider offering lease financing to customers attractive as an alternative to investing in government securities because the nominal interest rates is 7.5% on leases, higher than the 6% or so they receive on government securities. Major leasing companies, including GE, have told them that the market rate for lease financing is around 12%. We think that GE has a lower cost of capital and is better at analyzing lease credit risk than Printware's management. We consider it extremely risky to undercut GE by a full 4 1/2 percentage points, and we think it is unlikely that this course of action will improve shareholder value.

Further, we understand that the equipment leasing business is primarily a spread business -- that is, leasing companies borrow money at a particular interest rate, purchase equipment and lease it out at a higher imputed interest rate, earning the spread between the two rates. If a leasing company were to only use its equity to make leases, its return on equity would be limited by the rate of interest imputed in its leases. This would typically be unacceptable to leasing companies, as their investors would normally demand a return on equity that would exceed the imputed interest rate that the lease customers would be willing to pay. Printware's management prefers to invest its shareholder equity in its leases rather than borrow money and earn a spread. This means that Printware's long term return on equity will be greatly hindered by the high percentage of its assets that are invested in below market leases. We will thoroughly analyze Printware's lease pricing and valuation practices upon our election to the board.

Current management states in its proxy filing: "The cost of the Company's capital is in the interest income the Company currently earns on its cash and available-for-sale securities which is currently approximately 6%." We take issue with this statement. If their concept of cost of capital were taken to its logical conclusion, they could drive down their cost of capital to ZERO simply by keeping their cash in a safe deposit box. We subscribe to the widely accepted definition that the cost of capital is the cost that investors demand on their money in order to invest in an enterprise. Printware shareholders determine Printware's cost of capital every day by establishing the price at which they are willing to invest in Printware's stock. When a company's stock trades at a very high valuation, the company's cost of capital is very low. When a company's stock trades at a very low valuation -- such as when Printware's shares trade at a discount to book value, a company has a very high cost of capital. When a company's stock trades at a discount to its cash, as Printware's shares were trading when we proposed to management that they buy back some shares, the company's cost of capital was astronomical. LET US BE VERY CLEAR ABOUT OUR VIEW:
SHAREHOLDERS DID NOT GIVE MONEY TO PRINTWARE'S MANAGEMENT FOR ANY PURPOSE OTHER THAN TO GENERATE SIGNIFICANT RETURNS. WE THINK THAT ALL MONEY GIVEN TO PRINTWARE BY ITS SHAREHOLDERS IS GIVEN UNDER THE EXPECTATION THAT IT WILL EARN THE HIGHEST POSSIBLE RATE OF RETURN. IF MANAGEMENT WANTS TO GENERATE LOW RETURNS WITH THAT MONEY, OR EVEN WORSE, WANTS TO RISK LOSING IT IN THE HOPE OF MAKING A LOW RETURN, THEN SHAREHOLDERS CAN DO SOMETHING ABOUT THAT. WE WILL FIND A WAY TO RETURN MONEY TO SHAREHOLDERS, IF WE CONTROL THE BOARD, BEFORE WE WILL ALLOW MANAGEMENT TO SQUANDER IT IN LEASE PROGRAMS FAR BELOW THE MARKET RATE.

                                  OUR PROPOSAL

Our nominees bring to the Company a new outlook. We combine significant financial experience with years of business experience in running and managing both public and private companies. Our nominees are committed to revitalizing Printware and making it a dynamic and growing company. Upon gaining control of the Board, we will consider strategies to enhance shareholder value, such as seeking strategic partners to improve distribution, actions to improve profitability, the redirection of management resources, and should it be necessary, we will consider a sale or merger, a sale of assets or any other business combination. Today we do not have all the answers because we have limited information. We will, upon our election to Printware's board, have the information we will need to find those answers. Upon our election, we will thoroughly analyze all aspects of Printware's operations, and we ask you to trust us to take the best available actions for the benefit of all shareholders.

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

                          OUR PROMISE TO SHAREHOLDERS

We are not attempting to benefit ourselves at the expense of any other shareholders. Rather, we are seeking to create value for every shareholder.

     - We will not undertake wholesale lay-offs for the sake of cutting costs. Our objective is to fire the board of directors, not the workers.

     - We will not increase the pay and benefits of officers or reward them with undeserved stock options and "golden parachutes" until such time as they have demonstrated success in creating shareholder value.

     - We will conserve the Company's assets as we attempt to find the right path for the Company to take.

     - We will report our findings to shareholders, whether the news is good or bad, and keep shareholders informed.

                  PARTICIPATE IN THE COMPANY'S REVITALIZATION

A fundamental tenet of corporate democracy is management and board accountability. The incumbent directors of a public company do not have the automatic right to continue to run the company in the face of eroding financial performance. The directors must answer to you, the owners of the company. This is why companies hold a shareholder meeting every year. This is the year for Printware's shareholders to hold the incumbent board accountable.

It is a rare case when an outside shareholder has the financial ability, courage, and persistence to challenge an incumbent board of directors. This year you have the opportunity to hold Printware's directors accountable for the dismal performance and to support a new dynamic group to lead Printware.

If you don't act now, you have no guarantee that in the years to come there will be another shareholder group willing to challenge the incumbent board if they continue to perform poorly. We urge you to use your democratic right as a shareholder to breathe new life into the Company and bring new leadership to this board of directors. Please vote your GREEN proxy card today.
Sincerely,

/s/ Gary S. Kohler
Gary S. Kohler

/s/ Andrew J. Redleaf
Andrew J. Redleaf

                        YOUR VOTE IS EXTREMELY IMPORTANT

     1. If you have already voted for the Committee's Nominees, we thank you. If you have not voted or have not voted for the Committee's Nominees, we recommend that you read our proxy material carefully.

     2. Please MARK, SIGN, DATE and MAIL your GREEN proxy card in the enclosed postage-paid envelope. If you wish to vote for our Nominees, you must submit the enclosed GREEN proxy card and must NOT submit management's proxy card.

     3. IF you have already voted for the current Board, you have every legal right to change your mind and vote FOR our Nominees on the GREEN proxy card. Only your latest dated proxy card will count.

     4. If your shares are held for you by a bank, brokerage firm or other nominee, only your bank, broker or nominee can vote your shares and only after receiving your instructions. Please call your bank, broker or nominee and instruct your representative to vote FOR our Nominees on the GREEN proxy card, or sign and return the GREEN proxy card in the return envelope provided by your broker.

     5. Time is short. PLEASE VOTE TODAY!

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